Exhibit 99.3

Final Transcript
Thomson StreetEvents Conference Call Transcript BIG - Q1 2011 Big Lots Inc Earnings Conference Call Event Date/Time: May 26, 2011 / 12:00PM GMT

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Final Transcript
May 26, 2011 / 12:00PM GMT, BIG - Q1 2011 Big Lots Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Tim Johnson
Big Lots, Inc. - VP, Strategic Planning, IR

Steve Fishman
Big Lots, Inc. - Chairman, CEO

Joe Cooper
Big Lots, Inc. - SVP, CFO

Chuck Haubiel
Big Lots, Inc. - EVP- Real Estate, Legal, General Counsel

CONFERENCE CALL PARTICIPANTS

Jeff Stein
Soleil Securities, Stein Research – Analyst

Meredith Adler
Barclays Capital – Analyst

David Mann
Johnson Rice & Company – Analyst

Laura Champine
Cowen and Company – Analyst

Joe Feldmen
Tesley Advisory Group – Analyst

Mark Mandel
ThinkEquity LLC – Analyst

Drew Figdor
TIG Advisors – Analyst

Jon Berg
Piper Jaffray – Analyst

Jody Ben
Buckingham Research Group - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots first quarter 2011 teleconference. This call is being recorded. During the session, all lines will be muted into the question-and-answer portion of the call. (Operator Instructions)

At this time, I would like to introduce today's first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Thanks, Yvonne, and thank you, everyone, for joining us for our first quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO; Joe Cooper, Executive Vice President and Chief Financial Officer; and Chuck Haubiel, Executive Vice President, Real Estate, Legal, and General Counsel.

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Final Transcript
May 26, 2011 / 12:00PM GMT, BIG - Q1 2011 Big Lots Inc Earnings Conference Call

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties, and are subject to our Safe Harbor Provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described during our forward-looking statements.

As discussed in this morning's release, our results include discontinued operations activity. Since we do not view discontinued operations as relevant to ongoing operations of the business, our prepared comments will be based on results from continuing operations. Additionally, when we get to our forward-looking guidance, please remember that our guidance does not include any impact or provision for our acquisition of Liquidation World, which was also announced earlier this morning.

Given our annual meeting of shareholders begins at 9.00 AM, our comments will be brief to allow for Q&A to be completed by 8.45 AM.

With that, I'll turn it over to Steve.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thanks, TJ, and good morning, everyone. From a top-line perspective, Q1 proved to be a difficult quarter for our business. Clearly there were some macro challenges such as weather and gas prices, and our business can certainly be sensitive to those conditions. However, we control our own execution, and that's where I want to focus my comments about our business in Q1 and looking forward.

From a merchandise perspective, Consumables, which is our single largest category, was a bright spot in our results. Consumables comped up low-single digits, with the largest classification, food, comping up low-single digits as well. For those of you who have followed our progress, you know we have placed a tremendous amount of effort and focus on this category in the last several months, and the early results are very encouraging. Sharper deals, deeper and broader assortments and brands, the successful expansion of our international foods assortment, and certain presentation initiatives such as the Wall of Values, have all contributed to the success to date. We know that we're priced competitively, and we believe we can do a better job of communicating and signing our value to our customer.

Furniture comped down low-single digits, up against a nearly 20% comp last year. Certain aspects of our furniture business were real good, namely mattresses and upholstery, each of which comped positive mid-single digits. Casegoods was our most challenged business, up against Broyhill and Galleria closeouts from a year ago. We're executing a solid strategy in Furniture, which is different than the traditional furniture industry. We're confident in the team and the quality of the assortment they are sourcing to the customer, and I continue to believe this is a growth category.

Our Home business comped down low-single digits as well, up against strong performance from a year ago ... where we're delivering value and newness, the customer response. We can execute better in this category, and this could be one of our largest growth opportunities going forward. Doug and the team are very focused on making changes for the fall.

Seasonal merchandise sales were a real challenge for Q1, as I know, you've heard from other major national retailers. Seasonal is one of the most important categories in Q1 not only because of its size in dollars but also because it's a key reason for customers to shop our stores. So it's a transaction driver that encourages traffic and attracts customers not just to shop Seasonal, but build a basket from our other categories on their shopping trip. Clearly weather matters in this category. I believe we have a strong assortment of great value and good quality product.

During Q1 in certain warmer weather climates, including the southern parts of the United States, Seasonal comps were up in the low- to mid-single digits, right where I would have expected them. In contrast, in the northern climates, or the balance of the country, comps were down double-digits. Seasonal is a very clear differentiator in our strategy, and that won't change going forward, but it is important to understand the risk and reward aspects of this business.

In summary, it was a challenging quarter, but the team made adjustments along the way to inventory and expenses, and we made the best of a tough situation. We recorded record EPS from continuing operations of $0.70 per share versus last year's record at that time of $0.68.

Now Joe is going to give you some details on the quarter, and how we're looking at our forward guidance. Joe?

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Final Transcript
May 26, 2011 / 12:00PM GMT, BIG - Q1 2011 Big Lots Inc Earnings Conference Call

Joe Cooper - Big Lots, Inc. - SVP, CFO

Thanks, Steve, and good morning, everyone. Sales for the first quarter were $1.227 billion, a decrease of 0.6% compared to the $1.235 billion we reported for the first quarter of last year. Comparable store sales were down 3.6%.

For Q1, operating profit dollars were $86.3 million, a decrease of approximately $4 million compared to last year. Our operating profit decline was a result of lower comps, and a lower gross margin rate, partially offset by expense leverage. Gross margin dollars declined 2% in Q1 compared to a year ago. Our rate of 40.3% was down 30 basis points versus last year, with the decline resulting from higher domestic freight costs due to rising fuel prices and an unfavorable merchandise mix caused by higher sales of lower-margin Consumables compared with lower sales of higher-margin Seasonal merchandise.

Total expense dollars were $407.8 million, a decrease of $4.0 million or 1% compared to last year. The first-quarter SG&A rate was 33.2%, or down 10 basis points to last year. Expense leverage came from lower bonus expense, improved distribution center productivity, and lower healthcare expenses. Offsetting this leverage was an increase in debit card network fees which became effective beginning Q2 last year, and deleverage in depreciation and occupancy-related expenses.

Net interest expense was $0.4 million for the quarter compared to $0.2 million last year.

Our tax rate for the first quarter of fiscal 2011 was 38.9% compared to 37.7% last year, which included the favorable settlement of an uncertain tax position.

In total, for the first quarter of fiscal 2011, we reported income from continuing operations of $52.5 million, or $0.70 per diluted share, compared to income from continuing operations of $56.0 million, or $0.68 per diluted share a year ago. Our average diluted share count for the quarter was 75.3 million shares, and we ended Q1 with 74.2 million shares outstanding.

Turning to the balance sheet, inventory ended the first quarter of fiscal 2011 at $785 million, up 2% per store compared to last year. Excluding Seasonal merchandise, inventory levels were relatively flat on a per-store basis compared to last year.

Cash flow, which we define as cash provided by operating activities less cash used in investing activities, was $106 million for the first quarter of fiscal 2011, which represents a $10 million increase compared to last year. We ended the first quarter with $284 million of cash and cash equivalents, compared to $261 million last year. The $23 million increase in cash is directly attributable to our cash generated over the last year, partially offset by share repurchase activity of $192 million from June through October last year.

For the first quarter, capital expenditures totaled $19.2 million compared to $11.5 million last year, with the increase related to new store capital as well as maintenance capital in both our DCs and our stores. Depreciation expense for the quarter was $20.7 million, an increase of $1.6 million.

Moving on to guidance, we're forecasting comp sales in the flat to down 3% for the second quarter.

We expect our Q2 gross margin rate will be down to last year due to higher markdowns on lawn and garden merchandise, higher domestic freight costs due to fuel, and an unfavorable merchandise mix resulting from higher Consumables sales as a percent of total sales.

From an expense standpoint, we expect a flat to slightly lower SG&A rate than last year, as we anticipate leverage in store payroll and in distribution centers, along with lower bonus expense. This activity will be partially offset by deleveraging transportation and occupancy, along with higher dollars year over year in depreciation and stock compensation expense. Based on these assumptions, Q2 EPS from continuing operations is estimated to be in the range of $0.38 to $0.48 per diluted share compared to $0.48 per diluted share last year.

For the full year, our revised guidance calls for income from continuing operations for fiscal 2011 to be in the range of $2.75 to $2.90 per diluted share, compared to our original guidance of $3.05 to $3.15 per diluted share. Our EPS guidance is based on weighted average diluted share count of approximately 76 million shares, and does not assume any share repurchase activity, which I'll touch on in a moment. For the full year of fiscal 2011, we now expect comparable store sales in the range of flat to down 2%.

Additionally, we now expect cash flow of approximately $185 million versus our original guidance of $205 million for the year, and we expect interest expense of approximately $2 million, and inventory turns of 3.6.

The next topic I want to touch on involves future stock repurchase activity. As most of you probably know, we have had a share repurchase program in place since March 2010. It's a $400 million program, under which we've repurchased 10.5 million shares for a total investment of $342 million, leaving $58 million of authorization remaining. Earlier today, we announced that our Board of Directors approved a new $400 million share repurchase program to commence once our current program is completed. In total, we have $458 million of availability under these 2 programs.

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Final Transcript
May 26, 2011 / 12:00PM GMT, BIG - Q1 2011 Big Lots Inc Earnings Conference Call

We're committed to creating value by returning cash to shareholders in the form of repurchase activity, and utilizing our balance sheet capacity if needed to accomplish our goals. We began this year with approximately $125 million of excess cash in short-term investments. I just mentioned to you that we intend to generate in the neighborhood of another $185 million of cash this year, and remember, we have a $500 million unsecured bank facility. We have more than ample liquidity to execute these programs while continuing to invest in our business.

Now I'll turn it over to Chuck for an update on real estate.

Chuck Haubiel - Big Lots, Inc. - EVP- Real Estate, Legal, General Counsel

Thanks, Joe. During the first quarter, we opened 9 stores and closed 2, leaving us with 1,405 stores, and total selling square footage of 30.3 million. First quarter openings were on plan, and we continue to feel good about our 2011 planned openings of 90 stores, of which I anticipate approximately 27 or so will be opened under our new A-type store format.

Before I provide additional color around our expansion plans into Canada, as announced earlier today, we thought it would make sense to provide a brief update of our efforts earlier this week at RECON, or the global retail real estate convention in Las Vegas. In addition to the balance of our real estate team, who work diligently to foster existing relationships and finalize deals, Steve and I tend to focus our efforts on educating those developers and landlords that may not have yet realized the benefits of having our stores included within their portfolios.

I'm happy to report that our efforts continue to produce results. As Steve could confirm, we've never before been received as positive of a reception as we did this year. We've always been known as a credit-worthy tenant, that is, one that they could count on to satisfy our rent and associated obligations. However, with the success of our A stores, and the enhanced standards of our in-store presentation delivered by our store ops team, we're beginning to find ourselves top of mind for those developers thinking about new construction or acquiring sites for redevelopment. While we intend to continue to source our real estate in an opportunistic manner, it's fair to say that we're appreciative of the enhanced impression that we received from of a number of the more sophisticated developers. All in all, a few well-dedicated days, which we believe will result in additional opportunities as we go forward.

I'd now like to turn your attention towards Canada. I have to admit that I feel a bit like a modern-day pirate. That is, looking back and recognizing that what we've done and continue to accomplish from a real estate perspective here in the US, while attempting to moderate my excitement as I ponder our expansion or the bounty to be harvested outside the lower 48 states. Steve will give you his thoughts as they relate to this new venture in a few minutes. For now, I'd like to help you understand our efforts over the past few years.

For those that have followed our stock, you've heard Steve say that we always maintain an open-to-receive. We kick the appropriate tires and try to focus our efforts on the things that are important. Canada is one of the areas that has been of great importance to us for quite a while. During the past few years, we visited retail boxes in Canada located as far east as Dartmouth, Nova Scotia, and as far west as Royston, British Columbia. At the same time, we are working closely with some of Canada's preeminent advisors to help us refine our thoughts about the market, the needs and desires of Canadians, and the mistakes other retailers have made when entering this new stream of commerce. All along, we waited patiently for the right opportunity to present itself. Liquidation World is that opportunity.

I'm sure most of you recognize the benefits of acquiring a chain of 92 stores with dedicated associates and a built-in customer base. Focusing solely on my real estate role, this also presents a unique and exciting platform to build from. With a continued focus on Canada, we believe the time is right not only to enter the market, but to also expand a store base and secure our position as Canada's premier closeout retailer.

With that, I'll turn it back over to Steve for some closing remarks.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Before we go to Q&A, I'd like to share a couple of thoughts. I've been working with this team for nearly 6 years now, and I'm very proud of them and what we've accomplished together, taking a business that was marginally profitable to one that has EPS approaching $3 per share. Yes, the near term is going to be a challenge, and our forecast reflects that, but we don't manage our business for a month or a quarter. We manage this business for long term, and we invest for the future trying our best to look 2 to 3 years or longer down the road, as evidenced by some of the decisions we've made in the past.

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Final Transcript
May 26, 2011 / 12:00PM GMT, BIG - Q1 2011 Big Lots Inc Earnings Conference Call

We slowed store growth at a time when we believe real estate was not a value, and our financial model needed to improve. We've invested nearly $450 million worth of capital in new systems, maintenance, initiatives to save money, and recently returning to a store growth mode now that we have the real estate values working within our model, and we invested over $1.2 billion to buy back nearly 45% of our Company at an average price of less than $24.

Maybe most importantly, we stayed laser focused on our strategy and our business. We've not veered and we've not tried to become something we are not, just because it may be popular at the moment. Maybe we've been a little too rigid or resistant in that way, but it's difficult to argue with the results that have been achieved. Our strategy is unique and different. We know there will be bumps in the road, maybe more ups and downs than a traditional retailer, but that's our niche, and we happen to believe deep value and saving money will never go out of style. So the message is -- we'll stay true to our strategy and manage for the long term.

As investors or analysts who follow our Company, it's important to understand our perspective. We know we need to become more consistent on the top line. And in everything we do from merchandising to stores to marketing to planning and allocation, this is our top priority. We know we need to bring more people into the stores, and we need to address transactions; we're focused on that. We know our merchandising assortments need to consistently evolve and change. The merchant teams are intensely focused on that. Consumables is a current example of how easy it is to fall behind, and how quickly trends can change.

We want to grow the store base and be intelligent about it. We believe we're in a growth mode here in the United States, and earlier this morning we announced our strategic decision to enter Canada through the acquisition of Liquidation World. Over the last couple of years, we've looked at a number of opportunities, and spent considerable time analyzing retail space within the Canadian market. Simply put, we visited store locations in different trade areas from coast to coast. We have an understanding of the competitive landscape, and believe there is no pure broad line closeout retailer competitor doing business in Canada, which to us is a wonderful opportunity from a sales perspective, as well as a vendor and merchandise-availability perspective. We believe our WIN strategy will be as successful in Canada as it has been here in the United States, and I'm personally excited about what lies ahead.

So at the end of the day, our goals are the same as yours -- drive shareholder value through a higher stock price and more appropriate valuation. We understand performance will dictate how much progress is made toward these goals, but we also understand the value of utilizing our cash and our balance sheet to repurchase stock, and the potential benefits longer term. We believe we've been good stewards of our capital, which is your cash. We've made decisions in the best interest of shareholders, and we're committed to do so well into the future.

With that, I'll turn it back to TJ.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Thanks, Steve. Yvonne, we'd like to go ahead and open up the lines for questions now at this time.

QUESTION AND ANSWER

Operator

(Operator Instructions) Jeff Stein with Soleil Securities.

Jeff Stein - Soleil Securities, Stein Research - Analyst

Good morning, Steve. A question on the Canadian acquisition, wondering if you could talk about the demographics of their customer up in Canada and are you planning to use your, basically your US sourcing operation to buy for them, will you combine those 2 or keep them separate?

Chuck Haubiel - Big Lots, Inc. - EVP- Real Estate, Legal, General Counsel

Actually, Jeff, it's Chuck, let me jump in for a second. With respect to the demographics of the customers, that's obviously something that we're focusing on and we'll continue to develop. Keep in mind that what we just announced was the offer that was made and accepted by their Board obviously in the next 6 weeks or so they'll be going through and getting shareholder approval from it. I think I'll let Steve jump in as it goes to the sourcing, but I think it suffice to say that we've had a number of our vendors that would be excited or have expressed their excitement about having another avenue, if you will, for disposing of inventory outside the market they're operating in both going north and also potentially coming south.

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Final Transcript
May 26, 2011 / 12:00PM GMT, BIG - Q1 2011 Big Lots Inc Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Jeff, I'll follow that up with a couple of comments. In fact in, and I'll reiterate what he said, we've made an offer to purchase and their Board of Directors has approved it but there's a 60-day diligence process and their shareholders need to approve this. So we need to be sensitive to that timeline and what's involved in the next 60 days. I will tell you that we're extremely excited about the opportunities of sourcing product both ways. We have relationships here in the United States that would love to sell us and give us an opportunity to sell goods north of the border, and there are a lot of good relationships that we have here that we didn't have the ability to source product out of Canada down to the United States, but we'll now be able to source that product for Liquidation World going forward as soon as we're capable of finalizing the transaction.

So it's very exciting to be quite honest with you. It allows product to go both ways and it allows us to access product potentially that we couldn't bring down here before but we'll have a vehicle up there and frankly a number of our vendors have told us that they haven't had vehicles to alleviate inventory up there. So we're pretty excited, but remember this is an announcement that we made 60 minutes ago. And they have a dedicated organization that's been around for many, many years. I'm really looking forward to getting an opportunity next week to spend some time personally with them and try to understand what their strengths are and what their opportunities are, and we're pretty excited here to be quite honest with you. We think it's the next growth mode in the evolution of Big Lots.

Jeff Stein - Soleil Securities, Stein Research - Analyst

Excellent thank you.

Operator

Meredith Adler with Barclays Capital.

Meredith Adler - Barclays Capital - Analyst

I'd just like to talk a little bit about your sales guidance and what-- obviously there was specific factors that impacted the first quarter both weather and tough comparisons on the furniture casegoods side, but why the cautiousness for the rest of the year? What is it in particular that you're seeing that has you concerned?

Joe Cooper - Big Lots, Inc. - SVP, CFO

Meredith this is Joe. The guidance for the second quarter in the balance of the year is really running out current trends. Obviously, we've been impacted we believe by weather and we have some categories that-- working very diligently to improve consumables. We love the trend in Consumables, but some of the initiatives in Consumables are just now launching. So to some extent we want to wait for the sun to come out, we want to see how Seasonal does sell in the second quarter. Sometimes it may be too late in the season to really have the kind of momentum in the lawn and garden and some of the Seasonal category summer that we're hopeful that we'll be able to generate.

But based on our run rate and based on the trends in the business, we see them improving in the second quarter, because we are assuming some improvement in June and July, that's where we're running out the business. So we're comfortable with that guidance right now, it's what we know at this point. Certainly we'd like -- we know the back half of the year quite often does not behave as the front half of the year either. We have some very good product flowing in for the back half of the year and feel very good about what we'll be offering our customer. But again there's -- with the fuel price volatility affecting our customers and then the near term the storms across the country, it's somewhat of a wait and see.

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Final Transcript
May 26, 2011 / 12:00PM GMT, BIG - Q1 2011 Big Lots Inc Earnings Conference Call

Meredith Adler - Barclays Capital - Analyst

Okay so that -- am I right to assume that what happened in the first quarter and fuel prices and bad weather continuing changed your perspective on the year pretty significantly? Because (inaudible) you had a more positive view before.

Joe Cooper - Big Lots, Inc. - SVP, CFO

Well most of the change-- listen when you post a negative 3.6 and May has been a tough month, we are forecasting an improvement in our guidance to positive comps, go forward. So it's not doom and gloom. We have a positive comp embedded in our guidance from June, July and third and fourth quarters, albeit somewhat lower than we originally thought. But again coming off the first 4 months of the year, we think that's prudent. But there is certainly optimism baked into our guidance as far as a turning trend from the negative comps we've seen to slightly positive.

Operator

David Mann with Johnson Rice.

David Mann - Johnson Rice & Company - Analyst

Hi, yes thank you. In terms of that SG&A decline in the first quarter, can you just tell us-- quantify what the bonus decline was and what you're assuming for bonus year over year for the rest of -- for 2011?

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Yes, David it's T.J., I'd be more than happy to give you the bonus decline because that is something that we disclosed in the -- in the Q that's coming up and if I remember correctly it was about $8.5 million year over year keeping in mind a portion of that is we came up short in first quarter this year and a portion of that is we significantly outperformed last year when operating profits grew almost 50% year over year. I don't want to get into forecasting bonus expense by quarter because we quite frankly just don't forecast our line items by quarter for the rest of the year publicly, but it is fair to assume that bonus expense is forecasted down the rest of the year based on our earnings outlook.

David Mann - Johnson Rice & Company - Analyst

That's helpful. And then in terms of the Furniture category, you seem to have had some really strong momentum in the fourth quarter and I think -- and for a lot of last year, beyond the tough comparison in first quarter it seems like you had expected to do better than you did, can you talk about what you think really happened in the quarter beyond that?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Yes, it's interesting David quite honestly the comps were up in 3 of the 4 businesses. It was predominately-- it was all casegoods and it was because of the Galleria deal and the Broyhill deal that we had last year and the reasons that we're being conservative going forward is it ran into second quarter and you reduce inventory. So we're up against those things the first and second quarter. Upholstery continues to be decent, mattresses continue to be decent and RTA, which has a new set in it, continues to build momentum. So those 3 businesses are good, and I think as we get into the third and fourth quarter we're really looking forward to a lot of the initiatives that we have planned there, particularly RTA in the fireplace business that we haven't talked really about but you'll see really aggressively us pursuing into the third and fourth quarter. So we really kind of just have to ride out the Broyhill and the Galleria second quarter rundown of the inventory and stuff like that. I don't think we really have any issues in Furniture right now other than that deal right this second and I think by the time we get into the third quarter overall the Furniture business will be a whole lot better.

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Final Transcript
May 26, 2011 / 12:00PM GMT, BIG - Q1 2011 Big Lots Inc Earnings Conference Call

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Yes, I think the one thing to add in there just to hold on a comment Joe had in the prepared remarks is Seasonal is a very key reason customers shop our store. Our research tells that time and time again. So to the extent that our Seasonal category had a challenge in the first quarter around weather, that is a trip potentially that we missed during the first quarter where the customer didn't have a chance to shop the rest of the store including Furniture, including Home, including all of our categories. So transactions and the impact of weather on those transactions in first quarter is a little more reaching than just in the Seasonal category.

David Mann - Johnson Rice & Company - Analyst

Thank you that's helpful.

Operator

Laura Champine with Cowen and Company.

Laura Champine - Cowen and Company - Analyst

Good morning. Could you tell us a little bit more about those stores in Canada, how does their mix compare to yours, how do their locations compare to Big Lots locations in the US?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Let me give you just a little bit at this particular point. Locations would probably be a little more similar to a more traditional older Big Lots, and probably from a size standpoint they're somewhat consistent. We look at it as breaking down in 3 buckets. They have about one third of their stores under 10,000 square feet-- 20,000 square feet, I'm sorry, and about a third of their stores that are 20,000 to 25,000 and then about one third of the stores 25,000 to over 30,000. So we're used to merchandising to different sized locations. Clearly we've got to get in there and we've got to understand which are the go-forward stores which are the stores that we want to really continue to grow the base off of.

As far as the mix goes, we think there's a huge, huge opportunity from what our strengths are versus what their strengths are. Their Seasonal business is a very small almost insignificant piece of their business. Their toy business is a small business, and their furniture business, although they have a presence in it, really doesn't run or operate like ours and their home business is a big opportunity. They do, do a fair amount of percentage of consumables business and food business, so as a percentage of total it's pretty consistent. But there's really a lot of upside opportunity from our perspective to help enhance the strategy up there from what our core competencies are.

Laura Champine - Cowen and Company - Analyst

Okay and you mentioned that the mix shift towards Seasonal, or I'm sorry towards Consumables is having a negative impact on your gross margin. Can you quantify that and give us a sense of maybe how many dollars and Consumables you have to add to keep the dollar margins the same? Or maybe just quantify how much lower margin the Consumables are relative to the rest of your products?

Joe Cooper - Big Lots, Inc. - SVP, CFO

Laura, it's Joe. We don't specifically quantify but I will tell you that what we have said in the past, from a gross margin perspective, not IMU but gross margin, Seasonal is higher 40s, Consumables lower 30s. So look at that delta and we're not going to be specific, but those are general numbers. And when you get the Q, you can see the actual dollars of sales from these categories, TY to LY, and so I'll let you do the math. But you can kind of quantify some of what's driving the gross margin rate down.

Operator

Joe Feldmen with Tesley Advisory Group.

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Final Transcript
May 26, 2011 / 12:00PM GMT, BIG - Q1 2011 Big Lots Inc Earnings Conference Call

Joe Feldmen - Tesley Advisory Group - Analyst

Good morning. I wanted to kind of go little bigger picture with the macro. You mentioned fuel tight prices and obviously having an impact on higher freight and I guess we were kind of curious, what are you thinking it does for the top line as well? And I guess if you look back to past history or are you starting to see people consolidate trips, are people buying a little less when they come in? Can you just talk about how that gas price impact on your customer?

Joe Cooper - Big Lots, Inc. - SVP, CFO

Joe, it's Joe, I'll start and people can jump in. We don't -- we don't know the impact of fuel prices. They've been obviously very volatile over the last few years and trying to monitor and correlate those prices with transactions or basket it's very difficult. The thought generally is it might impact transactions because of people driving to the stores, certainly, they, in theory, have less dollars in their pockets so the basket could be impacted. But we don't know. What's anecdotal and what you'll hear from other retailers is there's an impact particularly when it starts approaching $4, but there's a lot of noise affecting our top line right now. And we know there's some impact but we don't know -- we can't quantify it.

Joe Feldmen - Tesley Advisory Group - Analyst

Got it thanks. And if I could follow up with one quick one, just on that top line, how about market share, as you look at your market share within categories, do you feel like you're still maintaining share, are you losing any and is it going -- do you know where it might be going if it's not to you guys right now?

Joe Cooper - Big Lots, Inc. - SVP, CFO

Well I'll jump in. In the first quarter, Seasonal is clearly the most-- the underperforming category that surprised us the most because we really, really like our assortment there and liked how the categories sales started in the beginning of the quarter. We don't believe that market share is going anywhere. The market share just isn't there. The sales due to the weather impact overall wasn't there. So and that's the biggest impact to the quarter on the top line and a margin rate.

Joe Feldmen - Tesley Advisory Group - Analyst

Got it that's helpful to understand. Thank you very much, guys.

Operator

Mark Mandel with ThinkEquity.

Mark Mandel - ThinkEquity LLC - Analyst

Thanks, good morning, everyone. Chris, just a quick follow up, I don't know if you gave the figures for customer traffic and ticket, Joe, do you have those?

Joe Cooper - Big Lots, Inc. - SVP, CFO

We don't break those out, Mark.

Mark Mandel - ThinkEquity LLC - Analyst

Okay, got it. And then my second question, you talked about Seasonal driving your business and obviously the Consumables and food area are on an upward trend, are you changing your marketing and promotional strategies at all to account for this? And are you going to shift-- do any shifting either in the total dollars you spend or in the--

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Final Transcript
May 26, 2011 / 12:00PM GMT, BIG - Q1 2011 Big Lots Inc Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO

No, actually we did absolutely nothing. Now that could be a mistake too, but we made no additional investments in marketing, as a percent the total was about flat to last year. Right, there was no additional preprints, there was no changes in timing, and other than Easter shifting clearly much later this year, which always has cause for concern for anybody whose in the Seasonal business. I found in the few years that I've been in the business, the earlier Easter is the earlier Seasonal starts, the later Easter is that later Seasonal starts. For some reason or another the customer in their mind thinks Seasonal upon Easter Sunday and out. But I'll repeat what Joe said and I think David before and someone else, we don't think our Seasonal business is any different than anyone else's out there and in fact the disappointment from our perspective is, is in February we started off anniversarying a sale that we did last year in February and the Seasonal business started off gang busters, and it was the first or second week of March that the trend just changed dramatically. And I don't listen to everybody's conference calls, you guys monitor more than I do, but our large competitors, which is Home Depot and Lowe's in particular, have kind of been consistent on their concerns about their Seasonal business this year, so it's not just happening to us, it's happening to everybody across the country.

Mark Mandel - ThinkEquity LLC - Analyst

And can you give us any update on some of the key metrics with the Buzz Club and Rewards programs?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Yes, I think we're a little over 8 million emailable Rewards club members. That's an interesting comment. We're working on that, we're really trying to understand the value of those. We have a wonderful 8 million customers who are following us who are dedicated and the average sales check is in the high $30s versus not quite half that on a non-traditional Rewards club member. And the number of transactions and those kinds of things that we don't share are out there, are very, very positive. The question is how do we continue to get and grow that base to a higher and higher number. But we feel pretty good about our ability to attract and retain most of those people. What we really want to try to understand is, is it a transactional strategy or is it just a Rewards strategy? And we really are deep into understanding the opportunities to offer and encourage transaction strategies in this Reward club program. So we're pretty deep into a number of things right now on potentially adding value to the transactions.

Operator

(Operator Instructions) Meredith Adler with Barclays Capital.

Meredith Adler - Barclays Capital - Analyst

I just wanted to go back to Liquidation World for a moment. We noticed that the company has had negative EBITDA for a number of years. Is there-- and even though you haven't done a lot of due diligence yet, is there anything that you identified sort of immediately as you were looking at it that you thought you could improve just very quickly?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Well initially where we're going to try to help them is just content of inventory, Meredith, and access to a vendor base that we have relationships with that they've been all of the more challenged on. I think I kind of eluded to there's 2 or 3 businesses that I think we're pretty good at, that they have opportunities to grow. The Seasonal aspect of the business all year long, and from what we understand and the due diligence that we have done, which is pretty significant, that all parts of the Seasonal businesses are something that's very, very important to the Canadian consumer. The Toy business, although there are traditional discount retailers up there, we think that there's a huge opportunity for us in that business. The Home business that we think that there are some good retailers up there but it's somewhat underpenetrated. And then the Furniture business, we just think that there's a huge opportunity in our merchandise strategy in the Furniture end of the business.

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Final Transcript
May 26, 2011 / 12:00PM GMT, BIG - Q1 2011 Big Lots Inc Earnings Conference Call

Chuck Haubiel - Big Lots, Inc. - EVP- Real Estate, Legal, General Counsel

And Meredith, it's Chuck, I guess I'd let us say, let us get the deal closed and I think we can show you some traction that we feel pretty comfortable with.

Operator

Drew Figdor with TIG.

Drew Figdor - TIG Advisors - Analyst

Hi. I'm sorry I just wanted to understand when you look at the future prospects, when we look at this next quarter, it talks about guidance been lowered and it being a tough business. When I look to next year, I'm just trying to understand does the environment improve significantly for you? I'm having a disconnect between looking at this next quarter's performance and what the future prospects are, so how do you look at the same-store sales comps when you go into next year and just generally your business?

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Drew it's T.J., unfortunately we're not going to be able to probably give you the answers that you'd like to hear on this topic. We do not have guidance out there past the current year. It is obviously coming into the beginning part of next year will be the first time in a number of years where we've got a lower comparison quite frankly because first quarter has been one of our best quarters historically. So that will be something we look forward to clearly because we felt the other side of that this year. But we're not going to be in a position to talk about 2012 at this point, so I apologize for that.

Operator

Jon Berg with Piper Jaffray.

Jon Berg - Piper Jaffray - Analyst

Just one last question on Liquidation World, your current US store base is over 1400 right now, and I understand you're going to acquire or potentially acquire 92 locations in Canada. Where do you think that number could be ultimately in your initial look at Canada?

Chuck Haubiel - Big Lots, Inc. - EVP- Real Estate, Legal, General Counsel

It early right now for us to look at it. We've-- as we alluded to, we've spent a lot of time really focusing on what we think the opportunities are. Right now we've not maxed out the number of the stores that we think are up there. I do think if you look at most retailers that have gone up there's a couple of different scenarios they look at. Most the retailers we found will typically either try to go in and immediately try to figure out Quebec or try to follow up with that. And obviously there is a lot of population that's within that Province. Right now Liquidation World does not operate within that Province. Right now we're looking at the 92 that are up there. We think right now, if staying outside of that Province, we probably got the opportunity to grow another 60 or so stores to have a base of about 150.

One of the things that we think is exciting is when you look at Liquidation World, their store base and as Steve described it, about one third of them are operating in smaller formats that quite frankly appear to be very profitable. Just looking at our traditional size and store base, I'd say right now we think there's the opportunity for 150 that would increase when you get into Quebec and then also in the event that there is the ability to further develop the smaller more neighborhood related type stores, that's quite frankly additional upside that we just don't have our arms around right now.

Jody Ben - Buckingham Research Group - Analyst

Great, thank you.

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Final Transcript
May 26, 2011 / 12:00PM GMT, BIG - Q1 2011 Big Lots Inc Earnings Conference Call

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Yvonne, it's T.J., it's now 8.45 and we appreciate everybody for joining and the question-and-answer session, but we do need to move on to our annual meeting with shareholders which will start here shortly at 9.00, so we thank everybody for their interest and look forward to talking to you after second quarter.

Operator

And, ladies and gentlemen, a replay of this call will be available to you within the hour and will end at 11.59 PM on June 9, 2011. You can access the replay by dialing 1-888-203-1112 toll-free US and Canada, or 719-457-0820 international, and entering pass code 8773275. Again that phone number is 1-888-203-1112 toll-free US and Canada, or 719-457-0820 international, entering pass code 8773275.

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